Exhibit 99.1

Conference call:	Today, May 10, 2010 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231 2911 or (415) 226 5356

Wave Q1 Revenues Rose 27% to a Record $7.5 Million

Cash Rose 171% to $9.7 Million

Lee, MA—May 10, 2011—Wave Systems Corp. (NASDAQ: WAVX), a leading provider of trusted computing software, today reported financial results for its first quarter (Q1) ended March 31, 2011.

Growth primarily in enterprise server software drove a 27% increase in Q1 ’11 net revenues to $7.5 million, versus $5.9 million in Q1 ’10, and a 6% increase over Q4 ’10 net revenues of $7.0 million.  Q1 ’11 net revenues included $448,000 in enterprise license revenue resulting from Wave achieving vendor specific objective evidence (VSOE) for the fair value of the maintenance component of Wave’s software license agreements within its “small” customer class (those with orders of less than 5,000 licenses).  Wave achieved VSOE within the quarter for enterprise server licenses for “small” customers because it had developed a sufficient class population of full year maintenance renewals.  Having achieved VSOE for its “small” customer enterprise orders, Wave was able to record as earned licensing revenue the full value of the license component of such contracts during the quarter in which the order was fulfilled.  For its “large” class orders (those with 5,000 or more licenses) where VSOE has not yet been achieved, Wave continues to recognize the total billed for these license agreements as earned revenue ratably over their maintenance term which is typically twelve months.

Services revenue in Q1 ’11 and Q1 ’10 was pursuant to a $1.6 million fixed-price contract with the U.S. Department of Defense to provide consulting services for a study to evaluate the implementation of trusted computing solutions for the U.S. government.  The seventeen month contract was completed during February 2011.

Total billings were $5.6 million in Q1 ’11, in line with the Q1 ’10 level, but below Q4 ’10 total billings of $14.2 million, which reflected $8.1 million in orders from a global automaker.  Net revenues are reconciled to total billings below.

In Q1 ’11 Wave continued to invest aggressively in both sales and marketing and R&D initiatives aimed at building Wave’s product portfolio and sales pipeline while also growing global awareness of the benefits of trusted computing solutions.  In aggregate, SG&A and R&D expenses rose by approximately $1.6 million (20%) over Q4 ’10 levels and by approximately $3.1 million (49%) over Q1 ’10.  Wave increased its investment over the last two quarters in additional sales, marketing and engineering personnel and resources to support broader OEM engagement with Wave solutions, increased direct-sales activity with enterprise and government prospects and expanded development focused on new product features, including the development of a web management service and preliminary R&D in the mobile security space. As a result of increased personnel and higher fair value calculations for stock options awarded during Q1 ’11, Wave’s non-cash stock-based compensation expense increased 108% to $1.2 million in Q1 ’11 as compared to $0.6 million in Q1 ’10 and increased 63%, as compared to $0.7 million in Q4 ’10.

Reflecting higher operating expense levels, Wave recorded a Q1 ’11 net loss of $2.3 million, or $0.03 per basic and diluted share, compared with a Q1 ’10 net loss of $0.8 million, or $0.01 per basic and diluted share.  Wave’s Q4 ’10 net loss was $1.2 million, or $0.01 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding during the first quarters of 2011 and 2010 of 82.2 million and 77.2 million, respectively, and 81.2 million in Q4 ’10.

Wave recorded negative EBITDAS of $0.9 million in Q1 ’11 compared to negative EBITDAS of $0.1 million in Q1 ’10 and negative EBITDAS of $0.4 million in Q4 ’10.  EBITDAS is a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense that Wave reports in order to highlight its operational performance on a cash-flow basis.  A reconciliation of net loss to EBITDAS is below.

Wave’s cash position improved significantly during Q1 ’11 principally due to the receipt of $8.1 million related to Q4 ’10 orders from a global automaker.  As of March 31, 2011, Wave’s cash and cash equivalents rose to $9.7 million from $3.6 million on December 31, 2010.  Cash and cash equivalents at March 31, 2011 do not reflect proceeds from a $3.5 million enterprise order fulfilled on May 3, 2011.  Wave expects to receive the proceeds from this order prior to the close of Q2 ’11.  As of March 31, 2011, Wave’s total current assets were $13.3 million and total current liabilities — including $6.6 million of deferred revenue — were $10.4 million.

“2011 is off to a strong start given year-to-date progress with enterprise sales,” commented Steven Sprague, Wave CEO and President.  “We are pleased with developments in the global market for trusted computing, as well as Wave’s ongoing leadership in this growing PC standard.  We were heartened to see the Obama administration release its ‘National Strategy for Trusted Identities in Cyberspace’ in April, which we believe will be a significant step forward in building a framework designed to assure that security, privacy, interoperability and ease of use are available online.  We believe that trusted computing technology can play a key role in this initiative, providing safe storage of user credentials built into hardware inside the device.

“On the financial side, our first quarter revenues extended a multi-year track record of annual and quarterly improvement.  Wave has made a strategic decision to continue to make significant sales, marketing and R&D investments consistent with our operating cash flow resources.  Given our assessment of current demand and future opportunities in the trusted computing marketplace, ramping investment within our means remains an important objective for Wave.  It is also important to point out that most of our significant milestones over the past few quarters — including some of our largest enterprise sales — have been linked to Wave’s investments in expanding engagements with OEMs, partners and customer prospects.  Accordingly, we believe that continuing these investments is in Wave’s long-term interests.”

Summary of Recent Progress/Developments:

•                  BASF Selects Wave in $3.5 million Agreement to Protect Sensitive Data. The international chemical company chose Wave EMBASSY® Remote Administration Server to manage the self-encrypting drives on its new fleet of PCs.  The order was received in April, with $2.8 million shipping on May 3, 2011.  The remaining $700,000 of the order, principally for maintenance, will be recorded in 2012.

•                  The Ponemon Institute Finds Self-Encrypting Drives are Most Effective against Data Breaches. In Ponemon’s “Perceptions about Self-Encrypting Drives: A Study of IT Practitioners,” sponsored by the Trusted Computing Group, 70 percent of respondents believed that self-encrypting drives “would have had an enormous and positive impact on the protection of sensitive and confidential data.”  The 517 IT practitioners surveyed for the report rated performance and ease of deployment as the most important aspects of encryption solutions.

•                  The White House Releases its National Strategy for Trusted Identities in Cyberspace (NSTIC). In April, the White House unveiled its strategy for building a framework for an “identity ecosystem,” aimed at giving users greater online security and convenience, while maintaining personal privacy.

•                  Wave Demonstrates Storage of Identity Credentials Within a Device at U.S. Chamber of Commerce, Coinciding with the Launch of NSTIC, yielding significant media coverage: ABC News, Fox News, SC Magazine, and Mass High Tech.

•                  PwC Presents Trusted Computing Case Study at InfoSec Europe 2011  PricewaterhouseCooper’s Boudewijn Kiljan shared the global auditing firm’s experience deploying Trusted Platform Modules with Wave software for authentication.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainly of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net revenues:
Licensing	7,264,119	5,693,521
Services	212,117	175,907
Total net revenues	$7,476,236	$5,869,428
Operating expenses:
Cost of net revenues — licensing	298,881	202,125
Cost of net revenues — services	74,047	149,535
Selling, general, and administrative	6,060,907	4,090,126
Research and development	3,298,787	2,187,309
Total operating expenses	9,732,622	6,629,095
Operating loss	(2,256,386)	(759,667)
Net interest expense	(1,301)	(4,508)
Net loss	(2,257,687)	(764,175)
Loss per common share — basic and diluted	$(0.03)	$(0.01)
Weighted average number of common shares outstanding during the period	82,168,105	77,186,505

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Total net revenues	$7,476,236	$5,869,428	$7,037,239
Increase (decrease) in deferred revenue	(1,898,859)	(242,723)	7,197,729

Total billings (Non-GAAP)	$5,577,377	$5,626,705	$14,234,968

Net loss as reported	$(2,257,687)	$(764,175)	$(1,213,295)
Interest expense	1,301	4,508	3,251
Income tax (benefit) expense	—	—	—
Depreciation and amortization	123,808	68,184	57,293
Stock-based compensation expense	1,193,883	573,163	731,403

EBITDAS (Non-GAAP)	$(938,695)	$(118,320)	$(421,348)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the variations in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.  EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$9,733,374	$3,595,076
Accounts receivable, net of allowance for doubtful accounts of $-0- March 31, 2011 and December 31, 2010	3,264,607	11,594,549
Prepaid expenses	327,529	319,209
Total current assets	13,325,510	15,508,834
Property and equipment, net	610,483	507,247
Amortizable intangible assets, net	898,333	953,333
Other assets	114,469	114,469
Total Assets	14,948,795	17,083,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	3,780,734	4,399,579
Current portion of capital lease payable	68,059	66,770
Deferred revenue	6,555,170	8,454,029
Total current liabilities	10,403,963	12,920,378
Long-term portion of capital lease payable	99,228	116,734
Long-term deferred revenue	1,350,000	1,350,000
Total liabilities	11,853,191	14,387,112

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 82,578,744 shares issued and outstanding in 2011 and 81,331,737 in 2010	825,787	813,317
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2011 and 2010	355	355
Capital in excess of par value	356,686,081	354,042,031
Accumulated deficit	(354,416,619)	(352,158,932)
Total Stockholders’ Equity	3,095,604	2,696,771
Total Liabilities and Stockholders’ Equity	$14,948,795	$17,083,883

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